Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of September
9, 2026, Lesaka Technologies,
Inc.
(“Lesaka” or the “Company”)
had one class of
securities
(“common stock”)
registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following
description of
the Company’s
common stock
is a
summary and
does not
purport to
be complete.
It is
subject to
and
qualified
in
its
entirety
by
reference
to
the
Company’s
Amended
and
Restated
Articles
of
Incorporation
(“Articles
of
Incorporation”)
and its
Amended
and Restated By-laws
(“Bylaws”)
, each of
which are
incorporated by
reference as
an exhibit
to
the Company’s
most recent
Annual Report
on Form 10-K. Lesaka
encourages you
to read
its Articles
of Incorporation,
Bylaws and
the applicable provisions of the Florida Business Corporation Act
(“FBCA”)
for additional information.
General
Lesaka’s Articles
of Incorporation currently
authorizes the issuance of two
hundred million shares of
its common stock, with
$0.001
par value.
Lesaka’s
common stock
is listed
and principally
traded on
the Nasdaq
Stock Exchange,
Global Select
Market, under
the
symbol “LSAK.” Lesaka’s common
stock is also listed on the Johannesburg Stock Exchange, under the symbol “LSK”.
All outstanding shares of common stock are fully paid and nonassessable
Dividend rights
Holders
of
shares
of
Lesaka’s
common
stock
are
entitled
to
receive
dividends
and
other
distributions
when
declared
by
Lesaka’s
board of
directors out
of legally
available funds.
Payment of
dividends and
distributions is
subject to
certain restrictions
under the
FBCA, including the requirement
that after making any
distribution Lesaka must be
able to meet its
debts as they become
due in the
usual course of its business.
Voting
rights
Each holder of common
stock is entitled to one vote
per share for the election
of directors and for all other
matters to be voted on
by
shareholders. Holders of common stock may not cumulate their votes in the election of directors.
Liquidation and other rights
Upon voluntary or
involuntary liquidation, dissolution
or winding up
of Lesaka, holders of
common stock share
ratably in the assets
remaining
after payments
to creditors
and
provision
for the
preference
of any
preferred stock
according
to its
terms. There
are
no
pre-emptive
or
other
subscription
rights,
conversion
rights
or
redemption
or
scheduled
installment
payment
provisions
relating
to
shares of common stock. The shares of Lesaka common stock are not subject to redemption.
Transfer Agent
The Company’s
transfer agent in the
United States is Computershare
Shareowner Services LLC,
480 Washington
Blvd, Jersey City,
New Jersey, 07310, and
the Company’s transfer agent in
South Africa is JSE Investor Services South Africa (Pty) Ltd.